CLIFTON MINING COMPANY


                                  May 20, 2005



Mr. H. Roger Schwall
Assistant Director
Division of Corporate Finance
U.S. Securities and Exchange Commission
Washington, D.C. 20549-0405


     Re:  Clifton Mining Company
          Application for Withdrawal of Registration Statement to the Form 10-SB File No. 1-32233

Dear Mr. Schwall:

         The Company previously filed a registration statement on Form 10-SB. Effective immediately, the Company hereby requests that the registration statement be withdrawn. If you have any questions regarding this matter please contact our attorney, Eric L. Robinson, at (801) 578-3553. Thank you for your assistance in this matter.

                                                      Very truly yours,

                                                      Clifton Mining Company

                                                      /s/ William D. Moeller
                                                      William D. Moeller
                                                      Chairman


cc: Eric L. Robinson, Esq.